UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2009

RAPTOR PHARMACEUTICALS CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-50720	98-0379351
(State or other jurisdiction of		(Commission File Number)	(IRS Employer Identification No.)
incorporation)

9 Commercial Blvd., Suite 200, Novato, California 94949

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (415) 382-8111

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 3, 2008 Raptor Pharmaceuticals Corp.’s (the “Company”) wholly-owned subsidiary, Raptor Pharmaceutical Inc. (“Raptor”), entered into a collaboration and licensing agreement (the “Agreement”) with F. Hoffmann-La Roche Ltd (“Roche Basel”) and Hoffmann-La Roche Inc. (“Roche Nutley,” and collectively with Roche Basel, “Roche”) pursuant to which Roche was granted an exclusive, worldwide right and license to Raptor’s proprietary NeuroTrans™ blood-brain barrier (“BBB”) transporter platform, a derivative of the receptor-associated protein (“RAP”), for use in the delivery of diagnostic and therapeutic molecules across the BBB. Under terms of the Agreement, Roche will fund studies of select molecules attached to Raptor’s NeuroTrans™ platform and scientists at Raptor and Roche will actively collaborate to evaluate therapeutic delivery across the BBB.

The following is a brief summary of the terms and conditions of the Agreement that are material to the Company. This summary is qualified in its entirety by reference to the full text of the Agreement, and any reports, definitive proxy statements or information statements filed subsequent to this Current Report on Form 8-K by the Company under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed with the Securities Exchange Commission that relate to the Agreement.

Initially, Roche and Raptor will conduct a mutually agreed-upon research program pursuant to the plan of research outlining the work expected to be performed by each party to the Agreement, a copy of which such initial plan is attached to the Agreement, with the objective of performing the initial feasibility study with full RAP protein and existing fragments. Upon successful completion of such initial feasibility study, Roche will have the option to retain Raptor to perform an additional research plan to expand the NeuroTransTM platform to develop neurobiologicals for delivery to the brain subject to mutual agreement on the scope of such additional research plan and payment of prospective fees. The activities conducted in connection with the research program will be overseen by a joint steering committee comprised of members appointed by the parties to the Agreement.

The research program commenced on June 3, 2009 and shall continue until the completion of the development stages described above, as applicable, unless earlier terminated, as further described in the Agreement and below.

During the later of (i) the expiration of the research program or (ii) June 3, 2010, Raptor shall work exclusively with Roche on the use of receptor associated proteins (or any derivative or fragment thereof) covered by Raptor patent rights or invented or discovered in the conduct of the research collaboration to cross the blood-brain barrier. Roche can extend the exclusivity period for an additional twelve (12) months by notifying Raptor in writing on or before the end of the exclusivity period and paying Raptor within thirty (30) days after such notice has been provided. Roche shall pay to Raptor an upfront fee to cover Raptor’s time, costs and expenses in performing the initial development stage.

Roche shall pay to Raptor certain milestone payments as further described in the Agreement in relation to the achievement of events with respect to each product comprising (i) receptor associated proteins (or any derivative or fragment thereof) covered by Raptor patent rights or invented or discovered in the conduct of the research collaboration and (ii) a pharmaceutically active ingredient or an ingredient for the diagnosis or prognosis of any human disease or condition, or sign or symptom of a human disease or condition. Each event payment for a given product shall be paid only once for a given product, the first time a product reaches such event, regardless of the number of times such events are reached for the given product.

Royalties shall be payable by Roche on net sales of products on a product-by product and country-by-country basis until the expiry of the royalty term for a product in a given country, such royalty rates and royalty terms as further described in the Agreement.

Raptor and Roche shall jointly own all inventions made jointly by employees of Raptor or its affiliates and by employees of a member of Roche with or without a third party. All intellectual property related solely to receptor associated proteins or any derivative or fragment thereof covered by Raptor patent rights or invented or discovered in the conduct of the research collaboration shall be deemed to be Raptor’s invention, and all intellectual property related solely to products comprising (i) receptor associated proteins (or any derivative or fragment thereof) covered by Raptor patent rights or invented or discovered in the conduct of the research collaboration and (ii) a pharmaceutically active ingredient or an ingredient for the diagnosis or prognosis of any human disease or condition, or sign or symptom of a human disease or condition shall be deemed to be a Roche’s invention; provided, however, that such Roche invention shall not include the transport candidate (i.e., clause (i) above) comprising such product.

The term of the Agreement commenced on June 3, 2009 and, unless the Agreement is terminated sooner, will expire on the date when no royalty or other payment obligations under the Agreement are or will become due.

A party to the Agreement shall have the right to terminate the Agreement in its entirety or on a country-by-country or product-by product basis in the event the other party is in material breach under this Agreement. Moreover, Roche shall have the right to terminate the Agreement at any time on a product-by-product, patent-by-patent, and country-by-country basis upon sixty (60) days prior written notice.

Apart from the Agreement, the Company has no material relationship with Roche. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAPTOR PHARMACEUTICALS CORP.
By: /s/ Kim R. Tsuchimoto
Kim R. Tsuchimoto Chief Financial Officer, Treasurer and Secretary Date: June 9, 2009